Exhibit 5.1



                                  July 1, 1998

UCBH Holdings, Inc.
711 Van Ness Avenue
San Francisco, California 94102

         Re:      UCBH Holdings, Inc.
                  UCBH Trust Co.
                  Registration Statement on Form S-4

Ladies and Gentlemen:


         We have acted as counsel to UCBH Holdings, Inc., a Delaware corporation (the "Company") and Sponsor of UCBH Trust Co., a Delaware statutory business trust (the "Trust"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") relating to: (i) the proposed issuance by the Trust of $30,000,000 aggregate Liquidation Amount of the Trust's Series B 9.375% Capital Securities (the "Exchange Capital Securities") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for up to $30,000,000 aggregate Liquidation Amount of the Trust's outstanding Series A 9.375% Capital Securities (the "Original Capital Securities"); (ii) the proposed issuance by the Company to the Trust, in an aggregate principal amount corresponding to the aggregate Liquidation Amount of the Exchange Capital Securities, of the Company's Series B 9.375% Junior Subordinated Deferrable Interest Debentures due May 1, 2028 (the "Exchange Junior Subordinated Debentures") registered under the Securities Act in exchange for a comparable aggregate principal amount of the Company's outstanding Series A 9.375% Junior Subordinated Deferrable Interest Debentures due May 1, 2028 (the "Original Junior Subordinated Debentures"); and (iii) the Company's guarantee of the Exchange Capital Securities (the "Exchange Guarantee") registered under the Securities Act in exchange for the Company's guarantee of the Original Capital Securities (the "Original Guarantee"). The Exchange Capital Securities will be issued under an Amended and Restated Declaration of Trust for the Trust, dated as of April 17, 1998 (the "Amended Declaration"), among the Company, as Sponsor, Wilmington Trust Company, and the Administrative Trustees named therein, while the Exchange Junior Subordinated Debentures will be issued under an Indenture, dated as of April 17, 1998 (the "Indenture"), between the Company and Wilmington Trust Company, as Debenture Trustee.

         We have examined such documents and records as we deemed appropriate, including the following:

         (i) Copy of the Articles of Incorporation, as amended of the Company, certified as of a recent date by the Secretary of State of Delaware.


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         (ii)     Copy of the Bylaws of the Company, as amended, certified as of a recent date by the Secretary of the Company to be a true and complete copy.

         (iii) Copy, certified as of a recent date by the Secretary of the Company to be a true copy, of the resolutions duly adopted by the Board of Directors of the Company authorizing the filing of the Registration Statement and the exchange of the Exchange Capital Securities, the Exchange Junior Subordinated Debentures and the Exchange Guarantee in the circumstances referred to above.

         (iv)     Executed counterparts of the Amended Declaration.

         (v)      Specimen of the Exchange Capital Security.

         (vi)     Executed counterparts of the Indenture.

         (vii)    Specimen of the Exchange Junior Subordinated Debenture.

         (viii)   Executed counterparts of the Exchange Guarantee.

         (ix) Executed counterparts of the Capital Securities Registration Rights Agreement, dated as of April 13, 1998 (the "Capital Securities Registration Rights Agreement"), among the Trust, the Company and the Purchasers named therein.

         In addition, as to questions of fact material to our opinions, we have relied upon certificates of officers of the Company, the Administrative Trustees of the Trust and public officials.

         In the course of our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company or the Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof on such parties.

         Based upon the foregoing, we are of the opinion that:

         (1) The Exchange Junior Subordinated Debentures have been duly authorized by all requisite corporate action of the Company and, when executed and authenticated in the manner provided for in the Indenture and delivered against surrender and cancellation of a like aggregate principal amount of Original Junior Subordinated Debentures as contemplated in the Capital Securities Registration Rights Agreement, the Exchange Junior Subordinated Debentures will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

         (2) The Exchange Guarantee has been duly authorized by all requisite corporate action of the Company and, when executed and delivered to Wilmington Trust Company, as Guarantee Trustee, as contemplated in the Capital Securities Registration Rights Agreement, the Exchange Guarantee will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

         We express no opinion as to the laws of any jurisdiction other than the laws of the State of Delaware and the federal laws of the United States of America and, with respect to the laws of the State of Delaware, we have made no independent investigation of such laws and have relied exclusively on all matters governed by such laws upon the attached opinion of Richards, Layton & Finger, P.A.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all amendments thereto and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus included therein.


                                                 Very truly yours,

                                                 PATTON BOGGS LLP

                                                 By:   /s/ Mary M. Sjoquist
                                                    --------------------------
                                                           Mary M. Sjoquist